INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of April 26, 2005, by and between Clough Global Equity Fund (the “Fund”), a Delaware statutory trust registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Clough Capital Partners L.P. (the “Adviser”), a Delaware limited partnership registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Fund desires to retain the Adviser, and the Adviser is willing to serve, as the Fund’s investment adviser with full discretion to manage the investments of the Fund, subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto hereby agree as follows:

1. Investment Management by Adviser

1.1. The Adviser shall serve as the Fund’s investment adviser with full discretion to manage the investments of the Fund, subject to and in accordance with this Agreement and the investment objectives, policies and restrictions set forth in the prospectus and statement of additional information contained in the Fund’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Investment Company Act as currently in effect and as supplemented and/or amended from time to time (respectively the “Registration Statement”, the “Prospectus” and the “Statement of Additional Information”). The Adviser acknowledges it has received and reviewed the Prospectus and Statement of Additional Information, each in the form included in the Registration Statement when it first became effective under the Securities Act at the effective date of this Agreement. The Fund agrees to deliver immediately to the Adviser copies of all supplements or amendments to the Prospectus and/or the Statement of Additional Information filed by the Fund, from time to time, under the Securities Act.

1.2. The securities and cash constituting assets of the Fund shall be held by the Custodian(s) designated by the Fund. Delivery and receipt of securities, collection of interest, dividends and other distributions thereon, will be arranged by the Fund.

1.3. The Adviser’s responsibilities hereunder are limited to those of an investment manager and shall not include any responsibilities relating to the day-to-day administration of the Fund or the supervision of third-party service providers retained by the Fund.

1. 4. Allocation of Brokerage

The Adviser is authorized, subject to the supervision of the Board of Trustees of the Fund, to place orders for the purchase and sale of the Fund’s investments with or through such persons, brokers or dealers and to negotiate commissions to be paid on such transactions in accordance with the Fund’s policies with respect to brokerage set forth in the Prospectus and Statement of Additional Information. The Adviser may, on behalf of the Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Adviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Fund and the accounts as to which the Adviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, and (iii) in the opinion of the Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. It is recognized that the services provided by such brokers may be useful to the Adviser in connection with the Adviser’s services to other clients. On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

1.5. Code of Ethics. The Adviser agrees to observe and comply with Rule 17j-1 under the Investment Company Act (“Rule 17j-1”). Without limiting the generality of the foregoing, the Adviser shall submit to the Fund’s Board of Trustees for approval a Code of Ethics of the Adviser which complies with Rule 17j-1 and which is consistent with the Code of Ethics adopted by the Fund pursuant to Rule 17j-1. The Adviser will make available to the Fund, at any time upon request, including facsimile, without delay, during any business day, any reports required to be made by the Adviser pursuant to Rule 17j-1.

1.6. Books and Records

The Adviser will maintain all books and records required to be maintained pursuant to the Investment Company Act and the rules and regulations promulgated thereunder with respect to transactions made by it on behalf of the Fund including, without limitation, the books and records required by Subsections (b)(1), (5), (6), (8), (9) and (10) and Subsection (f) of Rule 31a-1 under the Investment Company Act and shall timely furnish to the Fund all information relating to the Adviser’s services hereunder needed by the Fund to keep such other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. The Adviser will also preserve all such books and records for the periods prescribed in Rule 31a-2 under the Investment Company Act. The Adviser further agrees that all books and records maintained hereunder shall be made available to the Fund at any time upon request, including facsimile without delay, during any business day. However, the Adviser shall not be required to maintain books and records that are required to be maintained by the Fund’s administrator other than as required of it by applicable laws and regulations.

1.7. Information Concerning Investments and the Adviser. The Adviser will furnish to the Fund, from time to time and as the Fund may request, reports on portfolio transactions and reports on investments held in the portfolio, all in such detail as may be requested. The Adviser will also provide the Fund, on a regular basis, with economic and investment analysis and reports or other investment services normally available to institutional or other clients of the Adviser.

The Adviser will make available its officers and employees to meet with the Fund’s Board of Trustees at the Fund’s principal place of business, to review the Investments of the Fund, quarterly, or upon due notice, at a time requested by the Fund’s Board of Trustees. The Adviser further agrees to inform the Fund of any changes in investment strategy, tactics or key personnel.

1.8. Compliance with Applicable Laws and Regulations. The Adviser agrees that in all matters relating to its performance under this Agreement, the Adviser and its directors, officers and employees, will act in accordance with all applicable laws, including, without limitation, the Investment Company Act and the Advisers Act.

1.9. Voting of Proxies

The Adviser will vote proxies pursuant to its policies and procedures as set forth in the Statement of Additional Information.

2. Representations of the Fund. The Fund makes the following representations to the Adviser:

2.1. The Fund is a Delaware statutory trust duly registered as a closed-end investment company under the Investment Company Act.

2.2. The execution, delivery and performance by the Fund of this Agreement are within the Fund's powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Fund of this Agreement

2.3. The execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s agreement and declaration of trust, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund.

2.4. This Agreement is a valid and binding agreement of the Fund, enforceable against it in accordance with the terms hereof.

3. Representations of the Adviser. The Adviser makes the following representations to the Fund:

3.1. The Adviser is a Delaware limited partnership duly registered as an investment adviser under the Advisers Act.

3.2. The Adviser will discharge its duties as investment adviser to the Fund in accordance with the applicable provisions of the Investment Company Act and the Advisers Act and of the rules and regulations thereunder.

3.3. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its General Partner and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

3.4. The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

3.5. This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

3.6. The Adviser hereby agrees to follow and comply with the policies and procedures of the Fund, including the Order Aggregation and Allocation Procedures, Proxy Voting Guidelines, Rule 10f-3 Procedures, Rule 17a-7 Procedures, Rule 17e-1 Procedures, Soft Dollar Policies and Procedures, Pricing Procedures, Fair Value Procedures, and Repurchase Agreement Guidelines, which have been adopted by the Board of Trustees on March 23, 2005, and which may be amended from time to time.

3.7. The Adviser performs investment advisory services on a fully discretionary basis for various clients, including clients whose investment objectives and policies are generally similar to those of the Fund. The Fund acknowledges and agrees that the nature and timing of the strategies employed and actions taken by the Adviser for any of its other clients may be the same as or different from those employed and taken by the Adviser for the Fund, provided that it continues to be the Adviser’s policy and practice not to favor or disfavor any client or class of clients in the allocation of investment opportunities that the Adviser believes would be suitable for such client or class of clients, so that, to the extent practicable, such opportunities will be allocated among clients over time on a fair and equitable basis.

4 Fees

4.1 Advisory Fee Schedule. The Fund shall pay the Adviser, in arrears, a monthly investment advisory fee (hereinafter referred to as "Advisory Fee”) based on the average daily total assets of the Fund (including any assets attributable to any preferred shares that may be outstanding or otherwise attributable to the use of leverage) as of the close of business of the last business day of each calendar month, in accordance with the schedule below:

0.900% (90.0 basis points) annually

The Adviser has also agreed to pay from its own assets additional compensation to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”). This additional compensation will be payable quarterly in arrears at the annual rate of 0.15% (15 basis points) (0.0375% quarterly) of the Fund's average daily total assets (including any assets attributable to any preferred shares that may be outstanding or otherwise attributable to the use of leverage) as of the close of business of the last business day of each calendar month, during the continuance of the Investment Advisory and Management Agreement between the Adviser and the Fund or other subsequent advisory agreements between these parties. The sum total of this fee, plus the amount of the expense reimbursement of $.0067 per common share payable to the underwriters pursuant to the Purchase Agreement together with the fee paid to ALPS Distributors, Inc., shall not exceed 4.5% of the total price of the Fund’s common shares offered by the Prospectus.

4.2. Partial Periods. If the Adviser serves the Fund for a period of less than a full calendar month the Advisory Fee will be proportionately reduced to reflect only the number of days during the month the Fund was under the Adviser's management, and will be based on the average daily total assets of the Fund as of the close of business on the last business day of such lesser period.

5. Survival of Representations and Warranties; Duty to Update Information

All representations and warranties made by the Fund pursuant to Section 2 and by the Adviser pursuant to Section 3 hereof shall survive for the duration of this Agreement, and each party hereto, upon becoming aware that any of its representations and warranties are no longer true, shall immediately, but in any event within five (5) business days, notify the other party in writing. Within forty-five (45) days after the end of each calendar year during the term hereof, the Adviser shall certify to the Fund that it has complied with the requirements of Rule 17j-1 with regard to its duties hereunder during the prior year and that there has been no violation of the Adviser’s Code of Ethics with respect to the Fund or in respect of any matter or circumstance that is material to the performance of the Adviser's duties hereunder or, if such violation has occurred, that appropriate action was taken in response to such violation.

6. Liability

The Adviser shall not be subject to any liability to the Fund or its shareholders for any act or omission of the Adviser in performing its obligations hereunder as investment adviser to the Fund, or for any losses that may be sustained by the Fund in the purchase, holding or sale of investments; provided, however, that nothing contained herein shall protect the Adviser against any liability to the Fund and its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

7. Duration and Termination

7.1. Duration

This Agreement shall be submitted for approval by shareholders of the Fund at the first meeting of shareholders of the Fund following the effective date of the Registration Statement on Form N-2 covering the initial offering of shares of the Fund. Subject to such approval, this Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by either (i) the Board of Trustees of the Fund, or (ii) by the affirmative vote of a majority of the Fund's outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Fund's trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board of Trustees of the Fund may request and evaluate, and the Adviser shall furnish, such information as may reasonably be necessary to enable the Fund's Board of Trustees to evaluate the terms of this Agreement.

7.2. Termination

Notwithstanding whatever may be provided herein to the contrary, this agreement may be terminated at any time, without payment of any penalty:

a) By vote of a majority of the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser;

b) By the Adviser, upon sixty (60) days notice to the Fund

This agreement shall terminate automatically in the event of its assignment (as such term as defined in the Investment Company Act).

8. Amendment

This agreement may be amended by mutual consent in writing of the parties, provided that the terms of each such amendment shall be approved by the Board of Trustees of the Fund or by a vote of the majority of the outstanding voting securities of the Fund.

9. Notice

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party;

(a)	If to the Adviser:

Clough Capital Partners L.P.

260 Franklin Street, Suite 1920

Boston, MA 02110

Attention: Compliance Director

Facsimile: (617) 204-3434

(b)	If to the Fund:

Clough Global Equity Fund

1625 Broadway, Suite 2200

Denver, CO 80202

Attention: Secretary

Facsimile: 303-623-7850

10. Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware with respect to any dispute arising under or in connection with this Agreement.

11. Counterparts

This agreement may be executed in one or more counterparts, all of which shall together constitute one and the same document.

12. Captions

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13. Severability

If any provision of this agreement shall be held or made invalid by a court decision or applicable law, the remainder of the agreement shall not be affected adversely and shall remain in full force and effect.

14. Certain Definitions

(a) Business Day. As used herein, “Business Day” means any customary business day in the United States on which the New York Stock Exchange is open.

(b) Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the US. courts or, in the absence of any controlling decisions of any such court, by rules, regulation or order of the Commission validly issued pursuant to the Investment Company Act. Specifically, as used herein, "investment company," "affiliated person," "interested person," "assignment," "broker," "dealer" and "affirmative vote of the majority of the Fund's outstanding voting securities" shall all have such meaning as such terms have in the Investment Company Act. The term "investment adviser" shall have such meaning as such term has in the Advisers Act and the Investment Company Act, and in the event of a conflict between such Acts, the most expansive definition shall control.

In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

CLOUGH GLOBAL EQUITY FUND
(the “FUND”)

By:	/s/ Erin E. Douglas
Name:	Erin E. Douglas
Title:	Secretary

CLOUGH CAPITAL PARTNERS L.P.
(the “ADVISER”)

By:	/s/ James E. Canty
Name:	James E. Canty
Title:	CFO